Exhibit 10.4

AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 28th day of December, 2005, by and between Mark S. Casady (the “Executive”) and LPL Holdings, Inc. (the “Company”) to be effective upon the Closing (as defined below).

WHEREAS, BD Investment Holdings Inc. (“Holdings”), BD Acquisition Inc. (“Merger Sub”) and the Company have entered into an agreement captioned “Agreement and Plan of Merger,” dated as of October 27, 2005 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”); and

WHEREAS, in accordance with the foregoing, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s continued employment with the Company, effective as of the consummation of the Merger (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.             Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts the terms of continued employment with the Company.

2.             Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall have an original term of three (3) years commencing on the date of the Closing (the “Initial Term”) and shall automatically be renewed thereafter for successive terms of one year each, unless the Company provides notice to the Executive at least ninety (90) days prior to the expiration of the Initial Term or any renewal term that the Agreement is not to be renewed, in which event this Agreement and the Executive’s employment hereunder shall terminate at the expiration of the then-current term. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.” In the event that the Closing does not occur, this Agreement shall be void ab initio and of no force or effect.

3.             Capacity and Performance.

a.             During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”).

b.             During the term of this Agreement, the Company shall take all steps within its authority to ensure that the Executive is elected and remains a member of the Board and, until the occurrence of an IPO (as defined in Section 12 below), the Chairman of the Board. The Company shall consult with the Executive and permit the Executive to actively participate in the recruitment and selection of all Board members. The Company also shall consult with the Executive with respect to the size of the Board and the number of Board members who are independent.

c.             During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall have such duties, authority and responsibilities as are commensurate with his position and such other duties, consistent with his position, as may be designated from time to time by the Board.

d.             During the term hereof, the Executive shall devote his full business time and his best efforts to the discharge of his duties and responsibilities hereunder; provided, however, that, subject to Section 8 hereof, the foregoing shall not be construed to prevent the Executive from attending to personal investments and community and charitable service, provided that such activities do not unreasonably interfere with the performance of Executive’s duties to the Company. In addition, the Executive may serve on boards of directors and similar governing bodies, and committees thereof, subject to the approval of the Board, which approval shall not be unreasonably withheld, and subject to Section 8 hereof. Notwithstanding the foregoing, the Executive may continue to serve on those boards and committees on which the Executive was serving at the time of the Closing, which boards and committees are listed on Schedule 1(A) of this Agreement.

4.             Compensation and Benefits. As compensation for all services performed by the Executive during the term hereof:

a.             Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate per annum as set forth on Schedule 1(B) of this Agreement, payable in accordance with the regular payroll practices of the Company for its executives and subject to increase from time to time by the Board (or its compensation committee). The Executive’s base salary may only be decreased with the approval of the Executive and then only in an across-the-board salary reduction in which all executives and other employees are subject to an equal percentage reduction. The Executive’s base salary, as from time to time increased or decreased in accordance with Agreement, is hereafter referred to as the “Base Salary.”

b.             Bonus Compensation.

i.              The Executive shall be eligible to receive a full bonus, without pro-ration, for calendar year 2005, determined in accordance with the Company’s employee cash bonus plan as in effect immediately prior to the Closing, as set forth in Schedule 1(C) hereto.

ii.             Each calendar year thereafter during the term hereof, the Executive shall be eligible to participate in the cash bonus plan in effect for employees of the Company generally, under which, subject to the next sentence, the plan elements described in clauses (A) and (C) below shall be not be decreased from those applicable to the Executive under the bonus plan in effect immediately prior to the Closing, and the plan element described in clause (B) below shall be substantially consistent with past practice: (A) the target bonus, (B) the level of performance required to reach target and (C) the opportunity to earn bonus compensation in excess of target, with respect to clauses (A) and (C) as set forth on Schedule (D) hereto.  Neither the Executive’s target bonus nor the opportunity to earn bonus compensation in excess of target may be subject to an adverse change and the level of performance required to reach target may not be materially adversely changed except with the approval of Mark S. Casady and then only in an across-the-board change which affects equally all employees participating in the bonus plan. Such cash bonus shall be in addition to the Base Salary. The Executive’s target bonus under the executive cash bonus plan is referred to hereafter as the “Target Bonus.” In clarification of the foregoing, the actual bonus earned by the Executive for any given calendar year, may be below, at or above the Target Bonus, based on actual performance. Subject to any effective deferral election made available and elected by the Executive, each bonus earned by the Executive hereunder shall be paid no later than March 15 of the calendar year following the end of the calendar year for which the bonus was earned.

c.             Stock Option Grants. Pursuant to the following terms and conditions, the Executive shall be eligible to participate in Holdings’ stock option plan and Holdings agrees as follows:

i.              Holdings shall establish a stock option plan (“Stock Option Plan”) providing for grants of options (the “Stock Options”) to purchase the common stock of BD Investment Holdings Inc., par value $0.01 (the “Buyer Common Stock”) in amounts not less than (i) 2% of the Buyer Common Stock (on a fully-diluted post-exercise basis) in the aggregate per year for all executives, employees and financial advisors of the Company and its subsidiaries, including the Executive selected by the Board after consultation with, and based on the recommendation of, the Executive, for the calendar years beginning on January 1, 2008 and January 1, 2009 and (ii) 2.5% of the Buyer Common Stock (on a fully-diluted post-exercise basis) in the aggregate per year for all executives, employees and financial advisors of the Company and its subsidiaries, including the Executive, selected by the Board after consultation with, and based on the recommendation of, the Executive for the calendar years beginning on January 1, 2010 and January 1, 2011.

ii.             Beginning in January 2008, each annual Stock Option grant shall be made between the first and fifteenth business day of the year, unless the Executive, in his sole discretion, shall agree with the Board to a later date during such year (the “Default Date”). If the Board does not approve Stock Option grants in the amounts set forth in Section 4(c)(i) by the Default Date, then Stock Options in such amounts shall be granted pro-rata to existing option holders and employee stockholders as of such date of grant, except that the Executive’s share of such Stock Option grants shall be reduced by 75% and the other four most highly compensated executives’ share of such Stock Option grants shall be reduced by 50%.

iii.            The per share exercise price of each Stock Option shall be equal to the Fair Market Value of a share of Buyer Common Stock on the date of grant. Each Stock Option granted shall vest in five equal tranches on each of the first five anniversaries of the date of grant subject to the option holder’s continued employment as of each such vesting date; provided, however, that all Stock Options shall automatically vest in full upon a “change in control” (as defined in the Option Plan, it being understood that an IPO shall in no event constitute a change in control). Notwithstanding any provision of this Agreement to the contrary, following an IPO, no additional Stock Options shall be granted pursuant to the Stock Option Plan.

iv.            Upon termination of his employment, the portion of any Stock Option granted to the Executive which has not yet vested shall terminate. In the event the Executive’s employment terminates for any reason other than for Cause, the Executive may exercise any vested portion of any Stock Option held by him on the date of termination provided that he does so prior to the earlier of (A) ninety (90) days following termination of employment and (B) the expiration of the scheduled term of the Stock Option. Notwithstanding the foregoing, if the Executive’s employment is terminated due to death or disability (as defined in Section 5(b)), then the Executive or, as applicable in the event of death, his beneficiary or estate, may exercise any vested portion of any Stock Option held by the Executive on the date employment terminates for the shorter of (A) the period of twelve (12) months following the termination date and, (B) with respect to each Stock Option individually, the expiration of the scheduled term of such Stock Option. Upon a termination of the Executive’s employment by the Company for Cause, all Stock Options shall be forfeited immediately.

v.             Holdings, the Company and the Executive agree to cooperate to structure the Stock Option Plan so as to minimize or avoid additional taxes and interest that would otherwise be imposed on the Executive with respect to options granted under the Stock Option Plan pursuant to Section 409A of the Internal Revenue Code as amended (the “Code”); provided, however, that the Company shall have no obligation to grant the Executive a “gross-up” or other “make-whole” compensation for such purpose.

d.             Vacations. During the term hereof, the Executive shall be eligible for the number of weeks of vacation per year set forth on Schedule 1(E) to this Agreement, subject to the vacation policies of the Company generally applicable to its executives, as in effect from time to time, provided that the Executive shall not be barred from taking up to the maximum number of weeks of vacation in any given year solely by reason of the Executive’s failure to work for a specified period of time during such year prior to the time of such vacation.

e.             Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives and/or employees of the Company generally, provided that the Executive shall receive benefits pursuant to plans, programs and policies (other than any equity based compensation plan or program) that are comparable, and no less favorable in the aggregate, to those benefits offered to him immediately prior to the Closing.

f.              Business Expenses. During the term hereof, the Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as the Company may require and otherwise consistent with the Company’s policies generally applicable to its executives, as in effect from time to time.

5.             Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

a.             Termination due to Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, “Final Compensation” which shall include all of the following: (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) payment of any annual bonus earned but not paid for the year preceding that in which the date of termination occurs, (iv) reimbursement for any business expenses incurred by the Executive and reimbursable pursuant to Section 4(f) hereof but unreimbursed on the date of termination (clauses (i), (ii), (iii) and (iv), collectively, the “Termination Entitlements”); (v) a bonus for the year in which the date of termination occurs determined by multiplying the Target Bonus for that year by a fraction, the numerator of which is the number of days the Executive was employed during the year in which the date of termination occurs, through the date of termination, and the denominator of which is 365, (vi) a single lump-sum payment equal to the premium (including the additional amount (if any) charged for administrative costs as permitted by the Federal law known as “COBRA”) of continued health and dental plan participation under COBRA for the Executive (in the event of a termination other than as a result of death) and for the Executive’s qualified beneficiaries (as that term is defined under COBRA) for the one (1) year period immediately following the date of termination and the Company shall have no further obligation to the Executive hereunder, other than (A) obligations due to the Executive as of the date of termination but not yet satisfied, such as, by way of example but not limitation, an uncorrected error in Base Salary or an outstanding claim under one of the welfare plans or an uncorrected error in the Executive’s retirement plan account, and (B) obligations which, whether or not due to the Executive as of the date of termination, survive termination, such as, by way of example but not limitation, rights to exercise vested stock options (all of the foregoing, under clauses (A) and (B) hereof, the “Surviving Company Obligations”).

b.             Termination due to Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for any period of six (6) consecutive months. During any period in which the Executive is disabled but prior to the Executive’s date of termination, the Executive shall continue to receive all compensation and benefits under Section 4 hereof while his employment continues. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. In the event of termination by the Company due to the Executive’s disability, the Company shall provide the Executive with the Final Compensation and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations.

c.             Retirement. The Executive may elect to retire voluntarily on thirty (30) days’ notice to the Company, provided that the Executive is then at least 65 years of age. In such event, the Company shall pay to the Executive the Final Compensation (other than the benefits under clause (v) of the definition thereof (the “Accrued Compensation”)) and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations.

d.             Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause,” which shall mean only (i) the intentional failure to perform (excluding by reason of disability) or gross negligence or willful misconduct in the performance of regular duties or other breach of fiduciary duty or material breach of this Agreement which remains uncured after thirty (30) days’ notice specifying in reasonable detail the nature of the failure, negligence, misconduct or breach and what is required of the Executive to cure, (ii) conviction or plea of nolo contendere to a felony or (iii) fraud or embezzlement or other dishonesty which has a material adverse effect on the Company. Before terminating the Executive for Cause, (A) at least two-thirds (2/3) of the members of the Board (excluding the Executive, if a Board member) must conclude in good faith that, in their view, one of the events described in subsection (i), (ii) or (iii) above has occurred and (B) such Board determination must be made at a duly convened meeting of the Board (X) of which the Executive received written notice at least ten (10) days in advance, which notice shall have set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Company’s belief that one of the events described in subsection (i), (ii) or (iii) above occurred and, in the case of an event under subsection (i), remains uncured at the expiration of the notice period, and (Y) at which the Executive had a reasonable opportunity to make a statement and answer the allegations against the Executive. In the event of the termination of the Executive’s employment by the Company for Cause, the Company shall pay to the Executive the Termination Entitlements and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations. The parties acknowledge and agree that this definition of “Cause” shall be applicable and controlling with respect to the option agreements executed by the Executive under the 1999 Stock Option Plan for Incentive Stock Options and/or 1999 Stock Option Plan for Non-Qualified Options, pursuant to the terms of Section 14 of each such option agreement.

e.             Termination by the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon ten (10) days notice to the Executive. Termination by the Company on or following expiration of the term hereof (other than a termination due to the Executive’s death or disability or under circumstances that would constitute “Cause” if this Agreement were still in effect) will be treated as a termination other than for Cause under this Section 5(e). In the event of termination under this Section 5(e), the Executive shall be entitled to receive (i) the Accrued Compensation, and, (ii) subject to Executive’s continued compliance with his obligations under Sections 6, 7 and 8 hereof, (x) an amount equal to the applicable Severance Multiplier multiplied by the sum of the Executive’s Base Salary and Target Bonus for the year in which the date of termination occurs (or if no such Target Bonus has been established for the Executive for the year in which the date of termination occurs, the Target Bonus for the year immediately preceding the year in which the date of termination occurs) and (y) for two years following the date of termination, continued participation of the Executive and his qualified beneficiaries, as applicable, under the Company’s group life, health, dental and vision plans in which the Executive was participating immediately prior to the date of termination, subject to any premium contributions required of the Executive at the rate in effect on the date of termination of his employment and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations. For purpose of this Agreement, the “Severance Multiplier” shall be (A) two (2) in the event of termination under Section 5(e) or Section 5(f) (other than due to Good Reason resulting solely from notice of non-renewal of the term of this Agreement), in each case, prior to the expiration of the Initial Term; (B) one and one half (1.5) in the event of a termination under Section 5(e) or

Section 5(f), in each case, on or following the expiration of the Initial Term; (C) one and one half (1.5) in the event of a termination at any time during the term of this Agreement for Good Reason resulting solely from the provision by the Company of notice of non-renewal of the term of this Agreement; and (D) one (1) in the event of a termination of the Executive under Section 5(g) and pursuant to which the Company makes the election under Section 8(b) hereof. Any payments due under Section 5(e), Section 5(f), Section 5(g) or Section 8(b), as applicable, shall be payable in equal monthly installments over the number of years and/or portions thereof equal to the applicable Severance Multiplier; and, subject to Section 5(h), shall begin at the Company’s next regular payday following the effective date of termination.

f.              Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason and, in that event, subject to Executive’s continued compliance with his obligations under Sections 6, 7 and 8 hereof, shall be entitled to all payments and benefits which the Executive would have been entitled to receive under Section 5(e) hereof as if termination had occurred thereunder and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations. “Good Reason” shall mean only (A) the occurrence, without the Executive’s express written consent (which may be withheld for any or no reason) of any of the events or conditions described in the following subsections (i) through (ix), provided that, except with respect to the event described in subsection (viii), the Executive gives written notice to the Company of the occurrence of Good Reason within ninety (90) days following the date on which the Executive first knew or reasonably should have known of such occurrence and the Company shall not have fully corrected the situation within thirty (30) days following such notice or (B) termination (for any or no reason) by written notice from the Executive given within the thirty day period immediately following the twelve month anniversary of a Change of Control occurring after the effective date of this Agreement. The following occurrences shall constitute Good Reason for purposes of clause (A) of this Section 5(f): (i) a reduction in the Executive’s Base Salary (other than as expressly permitted under Section 4(a) hereof); (ii) an adverse change in the Executive’s bonus opportunity through reduction of the Target Bonus or the maximum available bonus or a material adverse change in the goals or level of performance required to achieve the Target Bonus (other than as expressly permitted under Section 4(b) hereof); (iii) a failure by the Company to pay or provide to the Executive any compensation or benefits to which the Executive is entitled hereunder; (iv) (A) a material adverse change in the Executive’s status, positions, titles, offices, duties and responsibilities, authorities or reporting relationship from those in effect immediately before such change; (B) the assignment to the Executive of any duties or responsibilities that are substantially inconsistent with the Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such assignment; or (C) any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, titles, or offices; provided that termination of the Executive’s employment by the Company for Cause, by the Executive other than for Good Reason pursuant to Section 5(g) hereof, or a termination as a result of the Executive’s death or disability shall not be deemed to constitute or result in Good Reason under this subsection (iv); (v) (A) if the Executive was based at the Company’s headquarter offices in Boston, Massachusetts as of the day immediately prior to the Closing, the Company’s changing the location of such headquarter offices to a location more than twenty-five (25) miles from the location of such offices, or the Company’s requiring the Executive to be based at a location other than the Company’s Boston headquarter offices; (B) if the Executive was based at the Company’s headquarter offices in San Diego, California as of the day immediately prior to the Closing, the Company’s changing the location of such headquarter offices to a location more than twenty-five (25) miles from the location of such offices, or the Company’s requiring the Executive to be based at a location other than the Company’s San Diego headquarter offices; or (C) if the Executive was not based at the Company’s headquarter offices in Boston, the Company’s requiring the Executive to be based at any location which results in the Executive’s regular commuting distance being twenty-five (25) or more miles greater than the Executive’s regular commuting distance immediately prior to such relocation; provided that in all such cases the Company may require the Executive to travel on Company business including being temporarily based at other Company locations as long as such travel is reasonable and is not materially greater or different than the Executive’s travel requirements before the Closing; (vi) any material breach by the Company of this Agreement, the Stockholders’ Agreement, dated as of the Closing, by and among the Company, BD Investment Holdings Inc and the stockholder signatories thereto (the “Stockholders’ Agreement”), the Indemnification Agreement, dated as of the Closing, by and among the Executive and the Company (the “Indemnification Agreement”), any option agreements entered into by and between the Company and/or Holdings and the Executive; (vii) the failure by the Company to obtain, before completion of a Change in Control, an agreement in writing from any successor or assign to assume and fully perform under this Agreement; (viii) the provision of notice by the Company of non-renewal of this Agreement; or (ix) the failure to elect the Executive to, or the removal of the Executive from, the Board.

g.             By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of termination by the Executive pursuant to this Section 5(g), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary and prorated Target Bonus for the notice period (or for any remaining portion of the period). The Company shall also provide the Employee the Accrued Compensation and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations. At the election of the Company, in accordance with and subject to the provisions of Section 8(b) hereof and subject to the Executive’s continued compliance with his obligations under Sections 6, 7 and 8 hereof, the Executive shall be entitled to all payments and benefits which the Executive would have been entitled to receive under Section 5(e) hereof as if termination had occurred thereunder, but with a Severance Multiplier of one (1).

h.             Timing of Payments. In the event that at the time the Executive employment terminates the Company’s shares are publicly traded (as defined in Section 409A of the Code) or the limitation on payments or provision of benefits imposed by Section 409A(a)(2)(B) would otherwise be applicable, any amounts payable or benefits provided under Section 5 that would have been payable during the six (6) months following the date of termination of employment with the Company and would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within such six (6) month period shall be paid, in a lump sum on the business day after the date that is the earlier of (x) six (6) months following the date of termination, or (y) at such time as otherwise permitted by law that would not result in such additional taxation and penalties under Section 409A; provided, however, that the Company shall have no obligation to grant the

Executive a “gross-up” or other “make-whole” compensation for any tax imposed under Section 409A.

i.              No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this Agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Agreement shall be offset or reduced by the amount of any cash compensation or the value of any benefit provided to the Executive in any subsequent employment or from any other source. Notwithstanding the foregoing, if the Executive begins to participate in the group health plan of another employer which provides benefits substantially similar to those provided by the Company pursuant to this Section 5, then the Executive shall promptly notify the Company and the Company may discontinue the health plan participation being provided the Executive pursuant to this Section 5.

6.             Confidential Information.

a.             The Executive acknowledges that the Company continually develops Confidential Information (as defined in Section 12); that the Executive may develop Confidential Information for the Company; and that the Executive may learn of Confidential Information during the course of employment. The Executive shall not disclose to any Person or use, other than as required by applicable law or for the performance of his duties and responsibilities to the Company, any Confidential Information obtained by the Executive incident to his employment with the Company. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

b.             All documents, records, tapes and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall return to the Company no later than the time his employment terminates all Documents then in the Executive’s possession or control.

7.             Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 12) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates in the performance of his duties hereunder shall be considered “work made for hire.”

8.             Restricted Activities.

a.             While the Executive is employed by the Company and, except as otherwise provided in Section 8(b) or 8(c) below, for the period of two (2) years following the termination of the Executive’s employment for any reason (including retirement) or, in the event of a termination for which the Executive is entitled to severance pay calculated with a Severance Multiplier of 1.5, for a period of eighteen (18) months following such termination, (as applicable, the “Non-Competition Period”), subject to the Company’s compliance with the post-employment terms of this Agreement, the Executive will not engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below); provided, however, that it shall not be a violation of the foregoing (i) for the Executive to own not more than two percent (2%) of the outstanding securities of any class of securities listed on a national exchange or inter-dealer quotation system or (ii) following termination of the Executive’s employment with the Company, for the Executive to provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is Competitive with the Company if the Executive is not employed in such line of business or division or by such subsidiary or other affiliate and is not involved, directly or indirectly, in the management, supervision or operations of such line of business, division, subsidiary or affiliate that is Competitive with the Company. For purposes of this Agreement, a business or entity shall be considered “Competitive with the Company” if such business or entity provides or is engaged in, at any time during the Non-Competition Period (A) asset management, brokerage, investment advisory and insurance services, including services related to financial advisors for open end and closed end public mutual funds, or (B) any other businesses in which the Company and its subsidiaries were engaged, or any material products and/or services that the Company or its subsidiaries were actively developing or designing, in each case under this clause (B) as of the date the Executive’s employment with the Company terminated, provided that, prior to such termination, the Executive knew of such other business or such material product or such service under active development or design. In addition, during the Non-Competition Period, the Executive will not (other than when acting on behalf of the Company during the Executive’s employment) (i) solicit, or attempt to solicit, any existing or prospective customers, targets, suppliers, financial advisors, officers or employees of the Company or any of its subsidiaries to terminate their relationship with the Company or any of its subsidiaries or (ii) divert, or attempt to divert, from the Company or any of its subsidiaries any of its customers, prospective customers, targets, suppliers, financial advisors, officers or employees or (iii) hire or engage or otherwise contract with, or attempt to hire or engage or otherwise contract with, any officers, employees or financial advisors of the Company, whether to be an employee, officer, agent, consultant or independent contractor; provided, however, that nothing in this Section 8(a) shall be deemed to prohibit the Executive from soliciting a customer, prospective customer, target or supplier of the Company or any of its subsidiaries during the Non-Competition Period if such action relates solely to a business which is not Competitive with the Company. A customer, prospective customer, target, supplier, financial advisor, officer or employee of the Company or any of its subsidiaries is any one who was such within the preceding twelve months, excluding, however, any prospective customer or target which was solicited solely by mass mailing or general advertisement during that period and any officer, employee or financial advisor whose relationship with the Company was terminated by the Company or any of its subsidiaries other than for circumstances that would constitute “cause” (within the meaning of any such definition applicable to such officer, employee or financial advisor, or, if no such definition is applicable, “cause” as defined in Section 14 of the form of option agreements under the 1999 Stock Option Plan for Incentive Stock Options and/or 1999 Stock Option Plan for Non-Qualified Options) and provided further, with respect to the Company’s subsidiaries, that the Executive during his employment with the Company was introduced to, or otherwise knew of or should have known of the relationship of, such customer, prospective customer, target, supplier, financial advisor or employee to the subsidiary.

b.             Notwithstanding anything herein to the contrary, in the event that the Executive terminates his employment hereunder without Good Reason, the Executive shall, at the Company’s election, which election shall be provided to the Executive prior to the date of termination, (1) receive the payments and benefits specified in Section 5(e) with a Severance Multiplier of one (1) and be subject to a Non-Competition Period which shall continue for two (2) years following the date of termination of the Executive’s employment, or (2) receive no payments and benefits specified in Section 5(e) and be subject to a Non-Competition Period which shall continue for one (1) year following the date of termination of the Executive’s employment.

c.             The Executive may seek a waiver from the Company of his obligations pursuant to this Section 8, which waiver shall not be unreasonably withheld or delayed. As of the date of the grant of such waiver by the Company, all payments and benefits under the applicable provision of Section 5 shall cease (other than the payment of Final Compensation, excluding the payments and benefits under clause (v) of the definition thereof which shall cease or be reimbursed by the Executive on a pro-rata basis for the waived time period of the one (1) year Non-Competition Period, as applicable or Accrued Compensation, as applicable).

9.             Reasonableness; Enforcement. The Company and the Executive acknowledge that the time, scope, geographic area and other provisions of Sections 6, 7 and 8 (the “Covenants”) have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company, (iii) impose no undue hardship, (iv) are not injurious to the public, and (v) are essential to protect the business and goodwill of the Company and its affiliates and are a material term of this Agreement which has induced the Company to agree to provide for the payments and benefits described in this Agreement and induced Holdings to enter into the Merger Agreement. The Executive further acknowledges and agrees that the Executive’s breach of the Covenants will cause the Company and Holdings irreparable harm, which cannot be adequately compensated by money damages. The Executive and the Company agree that, in the event of an actual or threatened breach of Section 8, the Company shall be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have at law or equity, including money damages.

10.           Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 6, 7, 8 and 9 hereof and the obligations of the Company pursuant to Section 5 hereof.

11.           Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.           Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

a.             “Change in Control” means the consummation, after the date of Closing, of (i) any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, transaction or transfer of securities of the Company by its stockholders, or series of related transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own, directly or indirectly, capital stock either (A) representing directly or indirectly through one or more entities, less than fifty percent (50%) of the equity economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors or other similar governing body of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (ii) any transaction or series of related transactions, whether or not the Company is party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any “group” (as defined in the Exchange Act Rules) other than, in each case, the Company or an Affiliate of the Company immediately following the Closing, or (iii) a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, the following transactions shall in no event constitute a Change in Control: (A) a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction or (B) an IPO.

b.             “Confidential Information” means any confidential proprietary information relating to the business of the Company or its affiliates or their respective customers or clients which has an economic value to the Company or its affiliates. Confidential Information does not include any information that enters the public domain other than through a breach by the Executive of his duties to the Company hereunder or which is obtained by the Executive from a third party which has no obligation of confidentiality to the Company.

c.             “Fair Market Value” means, as of any date, the Board of Directors’ good faith determination of the fair market value, taking into an account the most recent annual valuation (which shall be required to be conducted by an independent appraiser at least annually) and updated by the Company in good faith for the most recently ended quarter.

d.             “Initial Public Offering” or “IPO” means the initial offering of stock to the public by the Company or stockholders of the Company or Holdings requiring registration under the Securities Act.

e.             “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company, (b) to the actual or demonstrably anticipated research or development of the Company or (c) results from any work performed by the Executive for the Company.

f.              “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its subsidiaries.

13.           Withholding. All payments, or other benefits, to the extent required by law, made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.           Legal Fees. The Company shall at its election either pay directly the joint legal expenses incurred by the Executive and the other executives of the Company with whom the Company is entering into employment agreements effective as of the Closing in the negotiation and preparation of their employment agreements or reimburse the Executive for his portion of such joint legal expenses. In addition, all reasonable costs and expenses that are reasonably documented (including court and arbitration costs and reasonable legal fees and expenses that reflect common practice with respect to the matters involved) incurred by the Executive as a result of any claim, action or proceeding arising out of this Agreement or the contesting, disputing or enforcing of any provision; right or obligation under this Agreement shall be paid, or reimbursed to the Executive, if, in the final resolution of the dispute, the Executive either recovers material monetary damages (in cash or in kind, such as benefits) or is the prevailing party on a material non-monetary claim (such as a dispute regarding a restrictive covenant).

15.           Dispute Resolution.

a.             Except as provided in Section 9, any dispute, controversy or claim between the parties arising out of this Agreement or the Executive’s employment with the

Company or termination of employment shall be settled by arbitration conducted in the city in which the Executive is located administered by the American Arbitration Association under its Employment Dispute Resolution Rules then in effect (except as modified by b. below).

b.             In the event that a party requests arbitration (the “Requesting Party”), it shall serve upon the other party (the “Non-Requesting Party”), within one hundred and eighty (180) days of the date the Requesting Party knew, or reasonably should have known, of the facts on which the controversy, dispute or claim is based, a written demand for arbitration stating the substance of the controversy, dispute or claim, the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The Non-Requesting Party, within sixty (60) days of such demand, shall accept the arbitrator or appoint a second arbitrator and notify the other party of the name and address of this second arbitrator so selected, in which case the two arbitrators shall appoint a third who shall be the sole arbitrator to hear the case. In the event that the two arbitrators fail in any instance to appoint a third arbitrator within thirty (30) days of the appointment of the second arbitrator, either arbitrator or any party to the arbitration may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules, which arbitrator shall be the sole arbitrator to hear the case. Should the Non-Requesting Party (upon whom a demand for arbitration has been served) fail or refuse to accept the arbitrator appointed by the other party or to appoint an arbitrator within sixty (60) days, the single arbitrator shall have the right to decide alone, and such arbitrator’s decision or award shall be final and binding upon the parties.

c.             The decision of the arbitrator shall be in writing; shall set forth the basis for the decision; and shall be rendered within thirty (30) days following the bearing. The decision of the arbitrator shall be final and binding upon the parties and may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.

16.           No Withholding of Undisputed Payments. During the pendency of any dispute or controversy, the Company shall not withhold any payments or benefits due to the Executive, whether under this Agreement or otherwise, except for the specific portion of any payment’ or benefit that is the subject of a bona fide dispute between the parties.

17.           Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

18.           Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20.           Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or the next business day following consignment for overnight delivery to a reputable national overnight courier service or five business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as a party may specify by notice to the other actually received. Copies of any notices, requests, demands and other communication to the Company by the Executive shall be sent by the to the Investors at the following address: c/o Texas Pacific Group, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, Attn: Richard Schifter (Fax: 415-743-1501) and c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111, Attn: Jeffrey Goldstein (Fax: 415-835-5408)

21.           Entire Agreement. This Agreement and the Indemnification Agreement constitute the entire agreement between the parties and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment including without limitation the Management Arrangements — Summary of Key Terms.

22.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an authorized representative of the Company subject to prior approval by the Board.

23.           Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

24.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

25.           Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE		THE COMPANY

By:	/s/ Mark S. Casady	By:	/s/ Stephanie L. Brown
	Name: Mark S. Casady		Name: Stephanie L. Brown
Title: Secretary

In addition, BD Investment Holdings Inc. agrees to be bound by the terms of Section 4(c) of the Employment Agreement which is expressly applicable to BD Investment Holdings Inc.

BD INVESTMENT HOLDINGS INC.

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe